Exhibit 6.2

FEE WAIVER SUPPORT AGREEMENT

THIS FEE WAIVER SUPPORT AGREEMENT (this “Agreement”) dated as of _______________, 2016, by and between Fundrise Advisors, LLC (the “Manager”) and Fundrise East Coast Opportunistic REIT, LLC (the “Company”).

WHEREAS, the Company has qualified an offering for the sale (the “Offering”) a maximum of $50,000,000 of its common shares (the “Shares”) pursuant to a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) under the Securities Act of 1933, as amended;

WHEREAS, the Manager is entitled to certain fees in connection with its management of the Company;

WHEREAS, the Company and the Manager have determined that it is appropriate and in the best interest in the Company for the Manager to conditionally waive certain fees;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Waived Fees.

(a)          During the period beginning at the time that the Company’s Offering Statement is declared effective by the SEC and continuing until December 31, 2016 (the “Fee Waiver Period”), the Manager agrees, to waive its asset management fee to the extent that the average annualized non-compounded return to investors of the Company is less than eight percent (8%).

(b)          Calculation of the average annualized non-compounded return can be expressed in a formula as follows:

Cumulative Non-Compounded Return	=

Cumulative Non-Liquidating Distributions + Company Net Asset Value – Cumulative
Offering Proceeds (net of returns of capital)
____________________________________________________

Average Daily Cumulative Offering Proceeds (net of returns of capital)

Average Annualized Non-Compounded Return	=	Cumulative Non-Compounded Return ______________________________________________ Actual days elapsed from Inception to End of Fee Waiver Period divided by 365 days per year

The calculation of the “Cumulative Non-Compounded Return” will be as follows: (a) the sum of (i) the Cumulative Non-Liquidating Distributions previously made by us with respect to our common shares plus (ii) our Net Asset Value as of the last day of the fee waiver period (equal to our then NAV per share multiplied by the number of outstanding shares) less (b) Cumulative Offering Proceeds (net of returns of capital for U.S. federal income tax purposes). This balance will be divided by the Company’s Average Daily Cumulative Offering Proceeds (net of returns of capital for U.S. federal income tax purposes).

The “Average Daily Cumulative Offering Proceeds (net of returns of capital for U.S. federal income tax purposes)” will be calculated as follows: (a) the sum of (i) the Offering Proceeds at the end of each day minus (ii) any returns of capital (for U.S. federal income tax purposes) paid on such day divided by (iii) the number of calendar days during such period.

The “Average Annualized Non-Compounded Return” will be calculated as follows: (a) the Total Cumulative Non-Compounded Return divided by (b) the actual number of days that have elapsed from the date the initial closing of this offering to the last day of the fee waiver period divided by 365 days per year.

“Annualized” calculations will be based on prorating each twelve-month period (or portion thereof) commencing with the date of the initial closing of this offering through last day of our fee waiver period; and “Offering Proceeds” will be equal to the aggregate gross offering proceeds we raise from the sale of common shares (i) in this offering and (ii) to the sponsor and its affiliates in the private placement prior to this offering.

(c)          Any portion of the asset management fee that is waived by the Manager pursuant to this Agreement shall be forfeit and shall not be recoverable by the Manager in the future.

3. Term. This Agreement shall be in effect until the earlier of (a) December 31, 2016; or (b) the date upon which neither the Manager nor any of its affiliates is serving as the Company’s manager (as such term is defined in Operating Agreement) with responsibility for the Company’s day-to-day operations (the “Term”).

4. Notices. All notices shall be in writing and shall be given or made, by delivery in person or by guaranteed delivery overnight courier to the Manager at the address set forth below:

Fundrise Advisors, LLC
1519 Connecticut Ave., Suite 200
Washington, DC 20036

or to such other address as the Manager may designate to the Company in writing. Notices shall be effective upon receipt in the case of personal delivery or one Business Day after being sent in the case of delivery by overnight courier.

5. Assignment; Third Party Beneficiaries. This Agreement may not be assigned by either party. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

6. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to conflict of law provisions.

7. Amendment. No amendment, modification or waiver of this Agreement will be valid unless made in writing and duly executed by each party hereto.

8. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts.

[The remainder of this page is intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FUNDRISE EAST COAST OPPORTUNISTIC REIT, LLC

By:	Fundrise Advisors, LLC
Title:	Manager

By:
Name: Benjamin Miller
Title: Chief Executive Officer

FUNDRISE ADVISORS, LLC

By:
Name: Benjamin Miller
Title: Chief Executive Officer